Consent of Independent Certified Public Accountants

DigiTEC 2000, Inc.
New York, NY

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 22, 1997, relating to the consolidated financial statements of DigiTEC 2000, Inc. (formerly Promo Tel, Inc.) and subsidiary (World Access Solutions, Inc.), which is contained in the Prospectus, and our report dated October 22, 1997, relating to the schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
    ----------------
BDO Seidman, LLP

New York, New York
April 17, 1998